Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

August 7, 2018
Electronic Arts Inc.
Redwood City, California:

Re: Registration Statement on Form S-8 Nos. 333-213044, 333-190355, 333-183077, 333-176181, 333-168680, 333-161229, 333-152757, 333-145182, 333-138532, 333-127156, 333-117990, 333-107710, 333-99525, 333-67430, 333-44222, and 333-39432 and Form S-3 No. 333-221481

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Santa Clara, California